EXHIBIT 16.1

April 10, 2023

Pao-Sheng Wei

Audit Committee Chairperson

Ainos, Inc.

8880 Rio San Diego Street, Suite 800

San Diego, CA 92108

Dear Mr. Pao-sheng Wei,

Ainos, Inc (Ainos or ‘the Company’) informed PWR that the Company has engaged another independent auditor to replace PWR CPA, LLP effective April 10, 2023. We hereby give notice of this separation.

This is also to confirm that the client-auditor relationship between Ainos, Inc. (Commission File Number 0-20791) and PWR CPA, LLP has ceased.

Sincerely,

/s/ PWR CPA, LLP

PWR CPA, LLP

cc:	Office of the Chief Accountant SECPS Letter File Securities and Exchange Commission SECPSletters@sec.gov

PWR CPA, LLP, 2700 Post Oak Blvd., Houston, Texas 77056